Exhibit 99.1

Liberty Interactive Prices Private Offering of $850 Million of 0.75% Exchangeable Senior Debentures due 2043

ENGLEWOOD, Colo.--(BUSINESS WIRE) -- Liberty Interactive Corporation ("Liberty") (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) announced today that its wholly owned subsidiary, Liberty Interactive LLC (the “Company”), has priced its private offering of $850 million aggregate original principal amount of its 0.75% exchangeable senior debentures due 2043 (the “debentures”). The debentures will initially be exchangeable for a basket of 6.3040 shares of common stock of Time Warner Cable, Inc. (NYSE: TWC) and 5.1635 shares of common stock of Time Warner Inc. (NYSE: TWX), per $1,000 original principal amount of debenture. This represents an initial exchange price of $106.28 and $63.91 for each share of TWC and TWX, respectively, included in the basket. Interest will be payable quarterly on March 30, June 30, September 30 and December 30 of each year, commencing June 30, 2013.
The offering is expected to close on April 9, 2013, subject to satisfaction of customary closing conditions.
The Company expects to apply the net proceeds of the offering towards the retirement of its outstanding 3.125% exchangeable senior debentures due 2023 (the “old debentures”), and to retire any remaining outstanding old debentures following a call for their redemption.
Like the old debentures, the new debentures will be attributed to Liberty's Ventures Group.
The debentures to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The debentures are being offered by means of an offering memorandum solely to qualified institutional buyers pursuant to Rule 144A.
This press release does not constitute an offer to sell or the solicitation of an offer to buy the debentures nor shall there be any sale of debentures in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state. This press release does not constitute an offer to purchase any of the Company's outstanding old debentures.
Forward-Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the offering of the debentures, the use of proceeds therefrom and the retirement of the old debentures. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, general market conditions. These forward looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including its most recent Form 10-K, for risks and uncertainties related to Liberty.
Courtnee Ulrich
720-875-5420
SOURCE Liberty Interactive Corporation